UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2012

ELECTROMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-34839	41-1732920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Sixth Avenue NW
New Prague, MN 56071

(Address of Principal Executive Offices)(Zip Code)

(952) 758-9299

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 13, 2012, Electromed, Inc. (the “Company”) entered into a Waiver Agreement (the “Waiver Agreement”) with U.S. Bank, National Association (the “Bank”), pursuant to which the Bank waived certain covenant violations by the Company under its Amended and Restated Credit Agreement with the Bank dated November 7, 2011, as amended (the “Credit Agreement”). The Credit Agreement forbids the Company from permitting its Fixed Charge Coverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date to be less than 1.2 to 1.0, and forbids the Company from permitting its Total Cash Flow Leverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date to be more than 3.5 to 1.0. The Company was not in compliance with the foregoing financial covenants as of September 30, 2012.

Pursuant to the Waiver Agreement, the Bank agreed to waive the specific covenant violations provided above as events of default under the Credit Agreement. The Company also reasserted its representations and warranties under the Credit Agreement and reaffirmed the Credit Agreement and related loan and security documents.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Waiver Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2012.

The information in Item 5.02 is incorporated by reference into this Item 1.01 as if fully set forth herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, the Company entered into an Amended and Restated Employment Agreement with its Chief Financial Officer, Jeremy T. Brock (the “Employment Agreement”). The Employment Agreement amends and restates in its entirety the employment agreement entered into by the parties dated effective October 18, 2011. The Employment Agreement provides for an initial annualized base salary of $145,000, subject to periodic review by the Company’s Board of Directors. The Employment Agreement also provides for a bonus in the maximum aggregate amount of 20% of Mr. Brock’s base salary based upon achievement of certain goals and milestones related to financial and operational performance, as set forth in a CFO bonus plan established by the Personnel and Compensation Committee of the Board. The Employment Agreement also provides for a non-qualified stock option grant to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 2012 Stock Incentive Plan. The option has an exercise price equal to the fair market value of the Company’s common stock on November 15, 2012, the date of the grant, has a 10-year term, and vests as to 6,667 shares on the last day of each of the Company’s fiscal years ending June 30, 2013, 2014 and 2015 (as to the final 6,666 shares). The Employment Agreement also provides Mr. Brock with certain health and welfare benefits generally available to the Company’s employees, and provides for certain severance payments in the event of a termination without Cause (as defined in the Employment Agreement) or resignation within six months following a Change in Control (as defined in the Employment Agreement).

The Non-Competition, Non-Solicitation and Confidentiality Agreement between the Company and Mr. Brock dated effective October 18, 2011 was not amended in connection with the Employment Agreement and remains in full force and effect.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electromed, Inc.

Date: November 19, 2012	By	/s/ James J. Cassidy
	Name:	James J. Cassidy, Ph.D.
	Title:	Interim Chief Executive Officer